Exhibit 99(h)(iv)

Dated: October 1, 2003

Schedule A

TRANSFER AGENT FEES

1.	RETAIL FUND PER ACCOUNT FEES: (applies to all portfolios of Munder Series Trust, except Institutional Government Money Market Fund, Institutional Money Market Fund, S&P MidCap Index Equity Fund and S&P SmallCap Index Equity Fund)

Per Account Fee:	$23.75 per open non-NSCC Networked account per year
$12.00 per open NSCC Networked account per year
$1.75 per closed account per year (any account closed within a month is considered an open account until the following month)

Annual Minimum:	$40,000.00 per portfolio

Other Fees:	The Transfer Agent shall collect an annual fee of $10.00 per global account from each shareholder holding an IRA account (excluding Consumer’s Energy Group)

NSCC Transaction Charge is $.15 per financial transaction

2.	INSTITUTIONAL FUND FEE STRUCTURE (applies to Institutional Government Money Market Fund, Institutional Money Market Fund, S&P MidCap Index Equity Fund and S&P SmallCap Index Equity Fund only)

Asset Based Fees:	3.50 Basis Points for assets <$5 billion
2.50 Basis Points for assets $5 billion - $9 billion
2.00 Basis Points for assets > $9 billion

Other Fees:	IRA accounts will be charged $10.00 per global account per annum (excluding Consumer’s Energy Group)

NSCC Transaction Charge is $.15 per financial transaction

3. SYSTEM ENHANCEMENTS:	Client defined system enhancements will be agreed upon by the Transfer Agent and the Funds and billed at a rate of $150.00 per hour. All programming rates are subject to an annual 5% increase after January 1, 2003.

4.	LOST SHAREHOLDER SEARCH/ REPORTING:

$2.75 per account search*

*	The per account search fee shall be waived until January 2001 so long as the Fund retains Keane Tracers, Inc. (“KTI”) to provide the Fund with KTI’s “In-Depth Research Program” services.

5.	PRINT MAIL

A. PRICING SCHEDULE FOR SPECIAL MAILINGS FOR MUNDER GROUP OF FUNDS

This pricing is based on appropriate notification (standard of 30-day notification) and scheduling for special mailings. Scheduling requirements include having collateral arrive at agreed upon times in advance of deadlines. Mailings which arise with shorter time frames and turns will be billed at a maximum premium of 50% based on turn around requirements.

Work Order: $30.00 per Workorder

Technical Support/Data Processing:

$135.00 to create an admark tape

$10.00/K to zip + 4 data enhance with $125.00 minimum

$80.00/hr for any data manipulation

$6.00/K combo charge

Admark & Machine Insert

#10, #11, 6x9

$62/K to admark envelope and machine insert 1 piece, with $125.00 min

$2.50/K for each additional insert

$38/K to admark only with $75.00 minimum

$25.00/K hand sort

9x12

$100/K to admark envelope and machine insert 1 piece, with $125.00 min

$5.00/K for each additional insert

$38/K to admark only with $75.00 minimum

$0.08 for each hand insert

Admark & Hand Insert

#10, #11, 6x9

$0.08 for each hand insert

$25.00/K hand sort

9x12

$0.09 for each hand insert

$25.00/K hand sort

Pressure/Sensitive Labels:

$0.32 each to create, affix and hand insert 1 piece, with a $75.00 minimum

$0.08 for each hand insert

$0.10 to affix labels only

$0.10 to create labels only

Legal Drop (Semi/Annual Reports; mailing ten plus pieces)

$150.00 / compliant legal drop per job and processing fees

Create Mailing List: $0.40 per entry with $75.00 minimum

Presort Fee: $0.035 per piece

B. PRICING SCHEDULE FOR MUNDER GROUP OF FUNDS

Daily Work (Confirms):

Hand:	$71/K with $50.00 minimum (includes 1 insert)
$0.07/each additional insert

Machine:	$42/K with $50.00 minimum (includes 1 insert)
$0.01/each additional insert

Daily Checks:

Hand:	$91/K with $50.00 minimum daily (includes 1 insert)
$0.08/each additional insert

Machine:	$52/K with $50.00 minimum (includes 1 insert)
$0.01/each additional insert

*	There is a $3.00 charge for each 3606 Form sent.

Quarterly/Monthly Statements:

Hand:	$78/K with $50.00 minimum (includes 1 insert)
$0.08/each additional insert
$125/K for intelligent inserting

Machine:	$52/K with $50.00 minimum (includes 1 insert)
$0.01 each additional insert
$58/K for intelligent inserting

Periodic Checks (i.e. dividend, ACW):

Hand:	$91/K with $75.00 minimum (includes 1 insert)
$0.08/each additional insert

Machine:	$52/K with $75.00 minimum (includes 1 insert)
$0.01/each additional insert

12b-1/Dealer Commission Checks/Statements: $0.78/each envelope with $100.00 minimum

Printing Charges:	(price ranges dependent on volumes)

$0.08/per confirm/statement/page
$0.10/per check

Folding (Machine):	$18/K

Folding (Hand):	$0.12 each

Presort Charge:	$0.035 per piece

Courier Charge:	$15.00 for each on call courier trip/or actual cost for on demand

Overnight Charge:	$3.50 per package service charge plus Federal Express/Airborne charge

Inventory Storage:	$20.00 for each inventory location as of the 15th of the month

Inventory Receipt:	$20.00 for each SKU / Shipment

Hourly work; special projects, opening envelopes, etc. $24.00 per hour

Special Pulls:	$2.50 per account pull

Boxes/Envelopes:	Shipping boxes $0.85 each
Oversized Envelopes $0.45 each

Forms Development/Programming Fee: $150.00/hour

Systems Testing:	$85.00/hour

Cutting Charges:	$10.00/K

6.	Miscellaneous Charges. The Fund shall be charged for the following products and services as applicable:

•	Ad hoc reports

•	Ad hoc SQL time

•	Banking Services

•	COLD Storage

•	Digital Recording

•	Microfiche/microfilm production

•	Magnetic media tapes and freight

•	Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments. The Transfer Agent may adjust the per account fees and the print mail fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client’s monthly fees (or the Effective Date absent a prior such adjustment).

7.	DAZL Fees

Set-up Fee: $5,000.00 (waived)

$1,000.00 per month plus $0.25 per record transmitted ($0.15/price record)

8.	AUDIO VRU

Ongoing monthly fees: Per call: $0.10

Per minute in VRU: $0.29

Monthly maintenance: $500.00*

*	The monthly maintenance fee includes: hardware and software upgrades and on call support Also, the voice recording will be billed out at $150.00 per hour

9.	IMPRESSNetR Fees

1.	Transaction Costs:

•	Account Inquiry $.10 per inquiry

•	Financial Transactions $.50 per transaction

2.	Hardware Maintenance Fee Including Hardware and Software: $50,000 per annum

•	Does not include client hardware and software requirements. That is an out-of-pocket expense for the client

•	Installation of hardware is billed as time and materials

•	Does not include third party hardware and software maintenance agreements

•	Does not include hardware upgrades

3.	Customized Development: $150 per hour

4.	Call Center Services for Registration (one-time): $2.50 per call

5.	Network Fee (one-time): $2,100

6.	PIN Registration and Lost PIN Replacement: $1.50 per call

10.	CBA:

Set Up Fee: $38,400

Annual per account for all eligible accounts $0.30 per year

Programming Costs: $80.00 per hour

11.	Small Account Fee:

Once per quarter on such dates as specified by the Funds, the Transfer Agent shall collect a small account fee (the “Small Account Fee”) of $6.00 per account per Fund from certain shareholder accounts identified by the Funds each quarter. The Transfer Agent shall retain the Small Account Fees collected and, in the next invoice submitted to the Funds for payment, apply such amount as a credit against transfer agency fees otherwise payable by the Funds.

12.	AML Fees:

Number of Open Accounts	Annual Fee
1,000,000 +	$50,000
500,000 - 999,999	$35,000
100,000 - 499,999	$26,000
50,000 - 99,999	$13,000
10,000 - 49,999	$6,000
100 - 9,999	$3,000

13.	Retirement Plan Document Fees:

The Transfer Agent shall provide the Funds with prototype documents and related updates in compliance with all applicable provisions of the Internal Revenue Code and related regulations:

$500 per year - IRA - Traditional (includes SEP)

$500 per year - IRA - Roth

$500 per year - IRA - Simple

$500 per year - Coverdell ESA (formerly known as the Education IRA)

$750 per year - Non ERISA 403(b)(7) (for salary reduction contributions only)

$750 per year - Money Purchase (multi participant / flexible plan documents)

$750 per year - Profit Sharing (multi participant / flexible plan documents)

$750 per year - EZk (developed for a single participant/Owner Only with income below $160,000)

14.	Customer Identification Program Fees:

$2.25 per customer verification

$0.02 per month per search result stored

The Transfer Agent will provide an invoice for the fees described in this Schedule A as soon as practicable after the end of each calendar month. The Fund agrees to pay to the Transfer Agent the amounts so billed by Federal Funds Wire within thirty (30) business days after the Fund’s receipt of the invoice. In addition, with respect to all fees, the Transfer Agent may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.

PFPC INC.		MUNDER SERIES TRUST THE MUNDER FUNDS, INC. THE MUNDER FRAMLINGTON FUNDS TRUST THE MUNDER @VANTAGE FUND

By:	/s/ MICHAEL DENOTRIO	By:	/s/ PETER K. HOGLUND

Name:	Michael DeNotrio	Name:	Peter K. Hoglund
Title:	Executive Vice President	Title:	Vice President

Dated: October 1, 2003

Schedule C

DUTIES OF THE TRANSFER AGENT

1. Shareholder Information. The Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form, and if in certificated form shall include certificate numbers and denominations; historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account; any stop or restraining order placed against a Shareholder’s account; any correspondence relating to the current maintenance of a Shareholder’s account; information with respect to withholdings; and, any information required in order for the Transfer Agent to perform any calculations contemplated or required by its Agreement with the Funds. The Transfer Agent shall keep a record of all redemption checks and dividend checks returned by postal authorities, and shall maintain such records as are required for the Funds to comply with the escheat laws of any State or other authority; shall keep a record of all redemption checks and dividend checks returned by the postal authorities for the period of time they are the Transfer Agent of record and for any records provided by and receipt acknowledged by both parties from any prior Transfer Agent by means of a records certification letter; otherwise the Transfer Agent is not responsible for the said records. The Transfer Agent shall maintain such records as are required for the Funds to comply with the escheat laws of any state or other authority for the period they are Transfer Agent. The Funds will be responsible for notifying and instructing the Transfer Agent to commence the escheatment process on their behalf, for any or all states.

2. Shareholder Services. The Transfer Agent or its agent will investigate all inquiries from Shareholders of the Funds relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Funds.

3. Share Certificates.

(a) At the expense of the applicable Fund, each Fund shall supply the Transfer Agent or its agent with an adequate supply of blank share certificates to meet the Transfer Agent or its agent’s requirements therefor. Such Share certificates shall be properly signed by facsimile. The Funds agree that, notwithstanding the death, resignation, or removal of any officer of the Funds whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

(b) The Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the

Transfer Agent or its agent, with the Funds and the Transfer Agent or its agent as obligees under the bond.

(c) The Transfer Agent or its agent shall also maintain a record of each certificate issued and/or canceled the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, the Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification. The Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

4. Mailing Communications to Shareholders; Proxy Materials; Notification of Repurchase Offer. The Transfer Agent or its agent will address and mail to Shareholders of the Funds, all communicators by the Funds to such Shareholders, including without limitation, confirmations of purchases and sales of Fund shares, monthly statements, all reports to Shareholders, dividend and distribution notices and proxy material for the Funds’ meetings of Shareholders and @Vantage’s Notification of Repurchase Offer pursuant to Rule 23c-3. In connection with repurchase offers by @Vantage, the Transfer Agent or its agent will prepare Shareholder lists, mail and certify as to the mailing of the notifications of repurchase offer, process and/or report on such mailing. In connection with meetings of Shareholders, the Transfer Agent or its Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

5. Sales of Shares.

(a) Issuance of Shares. Upon receipt of a purchase order from or on behalf of an investor for the purchase of Shares and sufficient information to enable the Transfer Agent to establish a Shareholder account (if it is a new account) and to determine which class of Shares the investor wishes to purchase, and after confirmation of receipt of payment in the form described in the Prospectus for the class of Shares involved, the Transfer Agent shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus relating to such Shares and shall prepare and mail the appropriate confirmation in accordance with legal requirements.

(b) Suspension of Sale of Shares. The Transfer Agent or its agent shall not be required to issue any Shares of the Funds where it has received a Written Instruction from the Funds or official notice from any appropriate authority that the sale of the Shares of the Funds has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of the Transfer Agent or its agent to rely on such Written Instructions or official notice.

(c) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent or its agent will: (i) give prompt notice of such return to the Funds or their designee; (ii) place a stop transfer order against all

Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

6. Transfer and Redemption.

(a) Requirements for Transfer or Redemption of Shares. The Transfer Agent or its agent shall process all requests to transfer or repurchase Shares in accordance with the transfer or redemption procedures set forth in the Prospectus.

The Transfer Agent or its agent will transfer or redeem Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent or its agent reasonably may deem necessary.

The Transfer Agent or its agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine. The Transfer Agent or its agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(b) Notice to Custodian and the Funds. When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Funds’ Custodian and to the Funds or their designee a notification setting forth the number of Shares to be redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Funds involved and Shares attributed to individual accounts.

(c) Payment of Redemption Proceeds. The Transfer Agent shall, upon receipt of the moneys paid to it by the Custodian for the redemption of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the Written Instruction received by the Transfer Agent from the Funds. It is understood that the Transfer Agent may arrange for the direct payment of redemption proceeds to Shareholders by the Funds’ Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time by the Funds, the Transfer Agent and the Funds’ Custodian.

The Transfer Agent shall not process or effect any redemption with respect to Shares of the Funds after receipt by the Transfer Agent of notification of the suspension of the determination of the net asset value of the Funds, provided the Transfer Agent has had a reasonable time to act on such notification.

7. Dividends.

(a) Notice to Agent and Custodian. Upon the declaration of each dividend and each capital gains distribution by the Boards of Directors/Trustees with respect to Shares of the Funds,

the Funds shall furnish or cause to be furnished to the Transfer Agent or its agent a copy of a resolution of the Boards of Directors/Trustees certified by the Secretary of the Funds setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to the Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

On or before the payment date specified in such resolution of the Boards of Directors/Trustees, the Custodian of the Funds will pay to the Transfer Agent sufficient cash to make payment to the Shareholders of record as of such payment date.

After deducting any amount required to be withheld by any applicable tax laws, rules and/or regulations and/or other applicable laws, the Transfer Agent shall in accordance with the instructions in proper form from a Shareholder and the provisions of the applicable dividend resolutions and Prospectus issue and credit the Account of the Shareholder with Shares, or, if the Shareholder so elects, pay such dividends or distributions in cash.

In lieu of receiving from the Funds’ Custodian and paying to Shareholders cash dividends or distributions, the Transfer Agent may arrange for the direct payment of cash dividends and distributions to Shareholders by the Funds’ Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Funds, the Transfer Agent and the Funds’ Custodian.

The Transfer Agent shall prepare, file with the Internal Revenue Services and other appropriate taxing authorities, and address and mail to Shareholders such returns, forms and information relating to dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and/or resolutions. On behalf of the Funds, the Transfer Agent shall mail certain requests for Shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Funds, all as required by applicable Federal tax laws and regulations.

(b) Insufficient Funds for Payments. If the Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of the Funds as of the record date, the Transfer Agent or its agent will, upon notifying the Funds, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent or its agent.

8. Cash Management Services. Funds received by the Transfer Agent in the course of performing its services hereunder will be held in bank accounts and/or fixed income investment accounts. With respect to Funds maintained in fixed income investment accounts, the Transfer Agent shall retain any interest generated or earned. With respect to funds maintained in bank accounts, the Transfer Agent shall retain any excess balance credits or excess benefits earned or generated by or associated with such bank accounts or made available by the institution at which such bank accounts are maintained after such balance credits or benefits are first applied towards banking service fees charged by such institution in connection with banking services provided on behalf of the Funds.

9. Lost Shareholders. The Transfer Agent shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the Securities Exchange Act of 1934, as amended (the “Lost Shareholder Rules”), including, but not limited to those set forth below. The Transfer Agent may, in its sole discretion, use the services of a third party to perform some or all of such services.

(a)	Documentation of electronic search policies and procedures;

(b)	Execution of required searches;

(c)	Creation and mailing of confirmation letters;

(d)	Taking receipt of returned verification forms;

(e)	Providing confirmed address corrections in batch via electronic media;

(f)	Tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(g)	Preparation and submission of data required under the Lost Shareholder Rules.

10. Cooperation with Accountants. The Transfer Agent shall cooperate with the Funds’ independent public accountants and shall take all reasonable action in the performance of its obligations under its agreement with the Funds to assure that the necessary information is made available to such accountants for the expression of their opinions as such as may be required by the Funds from time to time.

11. Other Services. In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Funds, the Transfer Agent and the Funds’ Custodian, the Transfer Agent shall (a) arrange for issuance of Shares obtained through (i) transfers of funds from Shareholders’ accounts at financial institutions, (ii) a pre-authorized check plan, if any and (iii) a right of accumulation, if any; (b) arrange for the exchange of Shares for shares of such other funds designated by the Funds from time to time; and (c) arrange for systematic withdrawals from the account of a Shareholder participating in a systematic withdrawal plan, if any.

12. Individual Retirement Account Services.

(a) With respect to certain types of individual retirement accounts (Traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts) and 403(b) Accounts (collectively “Retirement Plans”) offered by the Funds, effective August 21, 2002, the Transfer Agent shall arrange for PFPC Trust Company to serve as Retirement Plan Custodian.

(b) With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Plan documents for use by the Funds and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder.

(c) In connection with the foregoing, the Transfer Agent will perform or cause to be performed the services set forth in the attached Exhibit 2 to this Schedule C with respect to the Retirement Plans offered by the Funds.

13. DAZL Product and Services.

(a) The Transfer Agent shall, through its proprietary Data Access Zip Link (“DAZL”) product, provide the Funds and such financial planners and investment advisors (“FPs”) which, pursuant to agreements with the Funds, distribute Shares of the Funds, with online access to the Funds and shareholder account information for the Shareholders of the Funds or such FPs. The Transfer Agent shall provide the Funds will the appropriate documentation and procedures (“DAZL Documentation”) to enable the Funds to properly use DAZL. In addition to and as more fully described in the DAZL Documentation, the Transfer Agent shall run and complete data extracts after its nightly cycles in order to provide files to the end user, i.e., financial planner, or direct to firms based upon the profiles that the on-lines designate.

(b) In addition to and as may be more fully described in the DAZL Documentation, the Funds have responsibility (i) for setting the FSR on-lines with the appropriate data in order to feed into the DAZL extract; (ii) with respect to those FPs utilizing a third party software vendor to access information through DAZL, ensuring the vendor provides the translation of the DAZL file to the appropriate software package formats; (iii) for the Funds’ errors and mistakes in the use of DAZL; (iv) for the Funds’ failure to use and employ DAZL in accordance with the procedures and documentation made available by the Transfer Agent; (v) for the Funds’ utilization of the control procedures set forth and described in such user documentation; and (vi) the Funds’ failure to verify promptly reports or output received through the use of DAZL.

14. IMPRESSNetR Product and Services.

(a) In accordance with the written IMPRESSNetR procedures and product functionality documentation provided to the Funds by the Transfer Agent, the Transfer Agent shall, through the use of the Web Transaction Engine and Secure Net Gateway: (i) enable the Funds and End-Users to utilize the Internet to access Fund information maintained by the Funds on the Fund Home Page; and (ii) to enable End-Users to utilize the Internet to access the Transfer Agent’s recordkeeping system in order to perform account inquiries and transactions in Shareholder accounts.

(b) The Transfer Agent will process the set-up of personal identification numbers (“PINs”), which shall include verifying initial identification numbers issued, resetting and activating personalized PINs and reissuing new PINs in connection with lost PINs.

(c) The Transfer Agent shall provide installation services which shall include review and sign off on the Funds’ network requirements, recommending the method of linking to the Web Transaction Engine, installing network hardware and software, implementing network connectivity, and testing the network connectivity and performance.

(d) The Transfer Agent shall be responsible for maintenance and support of the Secure Net Gateway and the Web Transaction Engine, which includes the following: (i) error corrections, minor enhancements and interim upgrades to IMPRESSNetR which are made generally available by the Transfer Agent to IMPRESSNetR customers; and (ii) help desk support to provide assistance to Fund employees with the Funds’ use of IMPRESSNetR.

Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by the Transfer Agent to IMPRESSNetR clients, as determined solely by the Transfer Agent; or (ii) maintenance of customized features.

(e) The Transfer Agent shall be responsible for maintenance and upkeep of the security infrastructure and capabilities described in the procedures and product functionality documentation.

(f) The Transfer Agent shall prepare and forward monthly usage reports to the Funds which shall provide the Funds with a summary of activity and functionality used by End-Users.

(g) The Funds shall be responsible for (i) establishment and maintenance of the Fund Home Page on the Internet; (ii) services and relationships between the Funds and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or the Transfer Agent’s recordkeeping system via the Internet; and (iii) providing the Transfer Agent with access to and information regarding the Fund Home Page in order to enable the Transfer Agent to provide the IMPRESSNetR services contemplated hereunder.

15. Anti-Money Laundering Procedures.

(a) The Transfer Agent shall implement and operate the parts of the Funds’ policies and procedures relating to compliance with United States Federal anti-money laundering (“AML”) laws and applicable investor activity, including the Bank Secrecy Act and the USA PATRIOT Act and perform reasonable actions necessary to help the Funds be in compliance with such laws. In this regard, the Transfer Agent shall: (i) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Funds from being used to launder money or finance terrorist activities; (ii) provide for independent testing, by an employee who is not responsible for the operation of the Transfer Agent’s AML program or by an outside party, for compliance with the Transfer Agent’s established policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of the Transfer Agent’s AML program; (iv) provide ongoing training of Transfer Agent personnel relating to the prevention of money-laundering activities; and (v) provide periodic reports to the Funds relating to the services performed on their behalf under the Transfer Agent’s AML program.

(b) Upon the reasonable request of the Funds, the Transfer Agent shall provide to the Funds (it being understood all such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement): (i)

a copy of the Transfer Agent’s written AML policies and procedures, and any amendments thereto; (ii) at the option of the Transfer Agent, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; (iii) a summary of the AML training provided for appropriate personnel; (iv) a list of individuals responsible for implementing and monitoring the Transfer Agent’s AML program; (v) a report summarizing actions taken concerning the Funds under the Transfer Agent’s AML program,; and (vi) to the extent permitted by law, information relating to any suspicious activities concerning the Funds that is required to be or may be voluntarily reported on a suspicious activity report (“SAR”).

(c) The Transfer Agent agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

16. “As-Of” Transactions. The Transfer Agent shall process “as-of” transactions and any resulting gains or losses in accordance with the guidelines set forth in the attached Exhibit 4 to Schedule C.

17. Customer Identification Program Services. To help the Funds comply with their Customer Identification Program (which the Funds are required to have under regulations issued under Section 326 of the USA PATRIOT Act) the Transfer Agent will do the following:

(a) Implement procedures under which new accounts in the Funds are not established unless the Transfer Agent has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which the Transfer Agent may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which the Transfer Agent personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(d) Regularly report to the Funds about measures taken under (a)-(c) above.

(e) If the Transfer Agent provides services by which prospective Customers may subscribe for shares in the Funds via the Internet or telephone, work with the Funds to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Funds’ Customer Identification Program.

Notwithstanding anything to the contrary, and without expanding the scope of the express language above, the Transfer Agent need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, the Transfer Agent will not verify customers opening accounts through NSCC) and the Transfer Agent need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

The Funds and the Transfer Agent agree that all such parties may rely upon the Customer Identification Program of any other Fund or legal entity of which a Fund is a part with respect to a prospective investor who is then an existing Customer of such other Fund. Given such inter-company (or inter-Fund) relationship, the Transfer Agent need not perform steps (a)-(e) above with respect to any subscriber who is then a Customer of any other fund within the same “fund family” as another Fund.

PFPC INC.		MUNDER SERIES TRUST THE MUNDER FUNDS, INC. THE MUNDER FRAMLINGTON FUNDS TRUST THE MUNDER @VANTAGE FUND

By:	/s/ MICHAEL DENOTRIO	By:	/s/ PETER K. HOGLUND

Name:	Michael DeNotrio	Name:	Peter K. Hoglund
Title:	Executive Vice President	Title:	Vice President

Dated: July 1, 2003

Schedule D

PERFORMANCE STANDARDS

1.	Transaction Processing

Transaction Type Performance Standards

Transaction Type	Unacceptable – Penalty	Standard Performance	Exceptional – Award
1. New Accounts	<82.2%	82.2% - 93.6%	≥93.7%
2. Financial	<97.1%	97.1% - 99.3%	≥99.4%
3. Non-Financial	<89.3%	89.3% - 94.7%	≥94.8%
4. Overall	<93.8%	93.8% - 96.6%	≥96.7%

•	Performance will be measured by NQR based on a sample of approximately 266 account transactions each month and reported monthly. Transactions will be reviewed for accuracy and timeliness. All “exceptions” will be noted. A transaction with no “exceptions” will result in such transaction being deemed “acceptable.” The above table identifies the percentage of acceptable transactions from the sample pool during the applicable time period. Penalties or awards will be paid quarterly based on quarterly averages.

•	Penalties or Awards will be applied quarterly to the next transfer agent fee bill following receipt of the data from NQR.

•	Penalties will be waived for any quarter during which the overall transaction volume is increased by 30 percent or more versus the prior four-quarter average volume.

•	Awards will be waived for any quarter during which the overall transaction volume is decreased by 30 percent or more versus the prior four-quarter average volume.

•	Standards are subject to revision annually each June based on the previous four quarters of performance data from NQR.

•	Measurement under the standards above will begin 7/1/01 and penalties and awards under this Schedule will begin in third quarter 2001.

•	Each of the four transaction processing categories will be measured separately. Transaction processing penalties or awards will be assessed for each category separately where the performance of an individual category falls in a penalty or award range.

2.	Telephone Service Quality

Performance Standard

PFPC telephone quality must be rated by NQR to fall within 2.18 to 2.48 for each quarter.

Measurement	Unacceptable – Penalty	Standard Performance	Exceptional – Award
1. Call Quality as Rated by NQR	Rating by NQR below 2.50	Rating by NQR of 2.50 to 2.86	Rating by NQR above 2.86

2. Call Answer Rate as Measured by PFPC Call Monitoring System	< 97%	97% - 98%	> 98%

3. Average Speed of Answer as Measured by PFPC Call Monitoring System	> 30 seconds	30 – 20 seconds	< 20 seconds

•	Performance will be measured by NQR each month and reported monthly. Call Quality will be evaluated by NQR based on its 27-point evaluation process, and shall include a review of approximately 40 calls per month. Call Answer Rates are based on the percentage of all calls during the period that are answered by the Transfer Agent and not abandoned. The Average Speed of Answer will be for all calls answered during the measurement period. Penalties or awards will be paid quarterly based on quarterly averages.

•	Penalties or Awards will be applied quarterly to the next transfer agent fee bill following receipt of the data from NQR.

•	Penalties will be waived for any quarter during which the overall call volume is increased by 30 percent or more versus the prior four-quarter average volume.

•	Awards will be waived for any quarter during which the overall call volume is decreased by 30 percent or more versus the prior four-quarter average volume.

•	Standards are subject to revision annually each June based on the previous four quarters of performance data from NQR.

•	Measurement under the standards above will begin 7/1/01 and penalties and awards under this Schedule will begin in third quarter 2001.

•	Each of the three telephone service quality categories will be measured separately. Telephone service quality penalties or awards will be assessed for each category separately where the performance of an individual category falls in a penalty or award range.

3.	Maximum Penalties and Awards

	Quarterly Per Category	Quarterly Total	Annual Per Category	Annual Total
Transaction Processing
Unacceptable – Penalty	$31,250	$125k	$125k	$500k
Standard	$0	$0	$0	$0
Exceptional – Award	$12,500	$50k	$50k	$200k

Telephone Service Quality
Unacceptable – Penalty	$41,666.67	$125k	$166,666.67	$500k
Standard	$0	$0	$0	$0
Exceptional – Award	$16,666.67	$50k	$66,666.67	$200k

Additional penalties or awards will be assessed as follows where the performance of all seven measured transaction processing and telephone service categories falls in a penalty or award range.

	Quarterly	Annual
Additional Penalty/Award
All Categories Unacceptable – Penalty	$125k	$500k
Standard	$0	$0
All Categories Exceptional – Award	$50k	$200k

•	In the event that the Transfer Agent fails to meet the Standard Performance level in the “overall” transaction processing category in every quarter during any one-year period, the Transfer Agent shall pay 50% of the NQR-related fees for that year. In the event that the Transfer Agent fails to meet the Standard Performance level in at least two of the three telephone service quality categories in every quarter during any one-year period, the Transfer Agent shall pay 50% (an additional 50% if the Transfer Agent is already required to pay 50% under this paragraph) of the NQR-related fees for that year. Total annual NQR-related fees are estimated to be approximately $130,000.

•	In the event that the Transfer Agent meets or exceeds the Standard Performance level in the “overall” transaction processing category and in at least two of the three telephone service categories in every quarter during any one-year period, the Funds will reimburse the Transfer Agent for the NQR-related fees for that year.

Total potential Annual Penalties - $1.5 million + NQR fees

Total potential Annual Awards - $600k + NQR fees

4.	Service-Related Termination Guidelines

Subject to the opportunity to cure described below, the Funds may terminate this Agreement in the event that a “Performance Failure”:

•	Occurs in both transaction processing and telephone service quality in two consecutive quarters during any rolling four-quarter period.

-or-

•	Occurs in any single functional area in three consecutive quarters during any rolling four-quarter period.

In the event of a Performance Failure, the Transfer Agent will be given 60 days in which to bring the performance in any category causing a Performance Failure back up to the Standard Performance level. At the end of the 60-day period if such performance is still below the Standard Performance levels, the Funds may at their discretion, notify the Transfer Agent of their intent to terminate the Agreement.

Any quarter during which transaction or call volumes exceed the prior four-quarter average volumes by 30% or more will not be counted under these termination guidelines.

Definition of Performance Failure

•	“Performance Failure” in transaction processing means performance in the “overall” category that is below the Standard Performance level. “Performance Failure” in telephone service quality means performance in any two of the three measured categories that is below the Standard Performance level.

MUNDER SERIES TRUST THE MUNDER FUNDS, INC. THE MUNDER FRAMLINGTON FUNDS TRUST THE MUNDER @VANTAGE FUND		PFPC INC.

By:	/s/ MELANIE MAYO WEST	By:	/s/ JAMES N. PASMAN

Name:	Melanie Mayo West	Name:	James N. Pasman
Title:	Asst. Secretary	Title:	Senior Vice President

D-4